EIGHTH AMENDMENT TO LOAN AGREEMENT

THIS EIGHTH AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 10th day of April, 2020 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the “Bank”), and CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust (the “T rust”), not individually but solely on behalf of its respective Funds as set forth on Exhibit A to the Loan Agreement, separately and not jointly (each such Fund a “Borrower” or “Borrowing Fund” and collectively the “ Borrowers” or “B orrowing Funds”), and with its address at 400 North Roxbury Drive, Beverly Hills, California, 90210.

W I T N E S S E T H:

WHEREAS, the Bank and the Borrower entered into a loan agreement originally effective as of October 1, 2014, as amended (the “Loan Agreement”); and

WHEREAS, the parties wish to further amend the Loan Agreement in order to extend the maturity date and amend certain other provisions of the Loan Agreement (this amendment herein sometimes called the “E ighth Amendment”).

NOW, THEREFORE, the parties agree as follows:

1. Changes in Loan Facility.

(A) The definition of “Anti-Corruption Laws” shall be added to Section 1(a) of the Loan Agreement and stated as follows:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Trust or any Borrowing Fund from time to time concerning or relating to bribery or corruption.

(B) The definition of “Applicable Law” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Applicable Law” shall mean and include laws, statutes, ordinances, and rules and regulations thereunder, and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, common law and orders, requests, directives, instructions and notices of any Governmental Authority having the force of law, and all related orders, writs, judgments, injunctions, decrees or awards to which the Trust or any Borrowing Fund shall or may be subject, including without limitation, any environmental laws, anti-corruption laws and applicable sanctions.

(C) The definition of “Borrowing Fund Limit” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents.

“Borrowing Fund Limit” shall mean with respect to any Borrowing Fund at any time, the lesser of (i) the percentage of the gross market value of the assets of such Fund allowed to be borrowed against as specified in each such Fund’s Statement of Additional Information, o r (ii) an amount which, when added to the principal amount of all other Loans then outstanding to all Borrowing Funds, would not cause the Maximum Amount to be exceeded, or (iii) fifteen percent (15%) of the gross market value of such Fund, or (iv) thirty-three and one- third of one-percent (33.33%) of the net market value of such Fund’s unencumbered assets, such net market value determined solely by the Bank (using consistently-applied valuation methods disclosed to the Trust or Borrowing Fund upon its written request) and applied to the assets of such Fund which (A) are recorded on the Borrower's books and records as belonging solely to such Fund, and (B) are not subject to segregation or any special purpose usage, and (C) as to which no third party has any pledge, security interest, lien or any other rights, and (D) are held by the Bank as sole Custodian and in which the Bank has a fully perfected, first priority security interest.

(D) The definition of “Maturity Date” in S ection 1(a) of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Maturity Date” shall mean, with respect to each Loan, the earlier of (a) the date that is sixty (60) Business Days after the making of such Loan, or (b) September 9, 2020 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

(E) The definition of “Maximum Amount” in Section 1 of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Maximum Amount” shall mean Four Hundred Million Dollars ($400,000,000) in the aggregate for all Funds under this facility.

(F) The definition of “OFAC” shall be added to Section 1(a) of the Loan Agreement and stated as follows:

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

(G) The definition of “PATRIOT Act” shall be added to Section 1(a) of the Loan Agreement and stated as follows:

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

(H) The definition of “Sanctioned Country” shall be added to Section 1(a) of the Loan Agreement and stated as follows:

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

(I) The definition of “Sanctioned Person” shall be added to Section 1(a) of the Loan Agreement and stated as follows:

“Sanctioned Person” means, at any time, (a) any person, entity or group listed in any Sanctions-related list of designated persons, entities or groups maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU Member State, (b) any person, entity or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any person, entity or group 50% or more owned, directly or indirectly, by any of the above.

(J) The definition of “Sanctions” shall be added to Section 1(a) of the Loan Agreement and stated as follows:

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

(K) Section 2(f) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

(f) Maximum Outstanding Period. Notwithstanding anything herein to the contrary, no Loan shall be outstanding for more than sixty (60) Business Days after such Loan is made.

(L)(L) Section 4 of the Loan Agreement shall be amended to add the following Section 4(p):

(p) Anti-Corruption Laws; Anti-Terrorism Laws. (1) The Trust and each Borrowing Fund (and their respective officers and employees and to the knowledge of the Trust or any Borrowing Fund any related directors and agents) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Trust or any Borrowing Fund (or to the knowledge of the Trust or any Borrowing Fund any related directors, officers or employees) are a Sanctioned Person. No Loan, use of proceeds of any Loan, or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions; (2) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT ACT, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Trust and each Borrowing Fund are in compliance in all material respects with the PATRIOT Act.

(M) Section 5(i) of the Loan Agreement shall be amended to add the following sentence after the first sentence:

Neither the Trust nor any Borrowing Fund will request any Loan, and neither the Trust nor any Borrowing Fund shall use (and the Trust and each Borrowing Fund shall ensure that its directors, officers, employees and agents shall not use) the proceeds of any Loan (1) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws or (2) in any manner that would result in the violation of any applicable Sanction.

(N)(N) Section 5 of the Loan Agreement shall be amended to add the following Section 5(u):

(u) P ATRIOT Act Compliance. The Trust and each Borrowing Fund shall provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the PATRIOT Act.

(O)(O) Section 8 of the Loan Agreement shall be amended to add the following new S ection 8(l):

(l) USA PATRIOT Act Notification. The following notification is provided to the Trust and each Borrowing Fund pursuant to Section 326 of the PATRIOT Act: The Bank hereby notifies the Trust and each Borrowing Fund that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Trust and each Borrowing Fund, which information includes the name and address of the Trust and the each Borrowing Fund and other information that will allow the Bank to identify the Trust and each Borrowing Fund in accordance with the PATRIOT Act.

(P) In connection with the above, the Trust shall execute an Amended and Restated Promissory Note on behalf of the respective Borrowing Funds, which shall hereafter be Exhibit D under the Loan Agreement, in the form attached hereto as Exhibit D. The Trust and the Bank acknowledge and agree that the obligations of the Borrowing Funds to the Bank under that certain Amended and Restated Promissory Note dated September 10, 2019 in the original stated principal amount of $200,000,000 shall not be deemed canceled or satisfied, but shall now be deemed evidenced by the attached Amended and Restated Promissory Note, and such Note and the Loans evidenced thereby shall continue to be subject to the various provisions of the Loan Agreement. Upon the effectiveness of this Eighth Amendment, the term “Note” as used in the Loan Agreement and the other Loan Documents shall be deemed to refer to the new Amended and Restated Promissory Note.

2. Effectiveness. This Eighth Amendment shall be effective upon delivery to the Bank of an original Eighth Amendment and the original Amended and Restated Promissory Note, both duly executed by the Trust on behalf of the respective Borrowing Funds. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3. Representations, Warranties and Covenants. The Trust on behalf of itself and the Borrowing Funds further represents and warrants that:

(A) This Eighth Amendment has been duly executed and delivered by the Trust on behalf of the Borrowing Funds, is authorized by all requisite action of the Trust and such Funds and is the legal, valid, binding and enforceable obligation of the Trust and such Funds; and

(B) The execution and delivery of this Eighth Amendment by the Trust on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Declaration of Trust or other governing documents of the Trust or such Funds, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Trust or the Borrowing Funds are a party or by which the Trust, the Borrowing Funds or any of their assets or properties are bound; and

(C) Except as previously agreed to be waived by the Bank in writing, or as noted in Schedule One attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Eighth Amendment; and

(D) Except as modified hereby or as noted in said Schedule One, all representations, warranties and covenants or as to the Trust or the Borrowing Funds set forth in the Loan Agreement or any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4. Miscellaneous.

(A) As amended hereby, the Loan Agreement, the other Loan Documents, and the Liens granted under the Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B) Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C) The Trust or the Borrowing Funds shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by it or for which it becomes obligated in connection with or arising out of this Eighth Amendment.

(D) Except as amended hereby, the Loan Agreement and all other Loan Documents and the Liens granted thereunder shall be deemed confirmed and on-going in accord with their respective terms.

(E) This Eighth Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have executed this Eighth Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Andrew D. Mihaly
Andrew D. Mihaly
Assistant Vice President

CITY NATIONAL ROCHDALE FUNDS, not individually but solely on behalf of its Funds listed on Exhibit A to this Agreement, separately and not jointly

By:
Anthony Sozio
Vice President

U.S. BANK NATIONAL ASSOCIATION
(As Custodian)

By:	/s/ Roger Derek Conley
Roger Derek Conley
Assistant Vice President

EXHIBIT A

to Eighth Amendment to Loan Agreement

Fund Name	TIN Number
City National Rochdale Government Bond Fund	23-3024506
City National Rochdale Corporate Bond Fund	23-3024502
City National Rochdale California Tax Exempt Bond Fund	23-3024507
City National Rochdale Municipal High Income Fund	46-4072811
City National Rochdale Intermediate Fixed Income Fund	13-4097327
City National Rochdale Fixed Income Opportunities Fund	26-4738448
City National Rochdale Dividend & Income Fund	13-4053250
City National Rochdale U.S. Core Equity Fund	46-1400689
City National Rochdale Short Term Emerging Markets Debt Fund	83-2467907

Schedule One

To Eighth Amendment to Loan Agreement

Nothing to disclose

EXHIBIT D

AMENDED AND RESTATED PROMISSORY NOTE

$400,000,000	Cincinnati, Ohio
April 10, 2020

CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust (the “Trust”), not individually but only on behalf of its Funds listed in Schedule A (attached hereto and made a part hereof) for which a borrowing is requested, separately and not jointly (each a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds” hereunder), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, (the "Bank"), or its successors or assigns, on or before September 9, 2020, or such earlier date specified in the Loan Agreement as the Maturity Date ("Maturity Date"), the principal sum of Four Hundred Million Dollars ($400,000,000), or such portion thereof as may be outstanding from time to time as Loans to the Borrowers which are related to such Trust under the hereinafter-described Loan Agreement, together with interest thereon as hereinafter provided.

This Note is the "Amended and Restated Note" to which reference is made in the Eighth Amendment to Loan Agreement dated as of even date herewith between the Borrowers and the Trust party thereto and the Bank (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") and is subject to the terms and conditions thereof, including without limitation the terms thereof providing for acceleration of maturity of the loans made by the Bank to the Borrowers under the Loan Agreement and evidenced by this Note (the "Loans").

This Note shall bear interest at a rate per annum equal to the Prime Rate minus one-half of one percent (0.5%), which interest shall be payable monthly, in arrears, commencing on May 1, 2020 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund’s Loan as a voluntary prepayment. Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

As used herein, the term "Prime Rate" shall mean the rate which the Bank announces as its prime lending rate, as in effect from time to time. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

The principal of this Note is subject to mandatory prepayments, as follows: (i) if the aggregate principal amount of the Loans outstanding to any Borrower exceeds the Borrowing Fund Limit for such Borrower at any time, such excess shall be immediately due and payable, (ii) if the aggregate principal amount of the Loans outstanding to all Borrowing Funds under the Loan Agreement exceeds the Maximum Amount at any time, the Borrower’s pro rata share of such excess (as determined pursuant to Section 3(a) of the Loan Agreement) shall be immediately due and payable and (iii) the principal of this Note shall be due and payable in full on the Maturity Date and, if earlier, the date on which the Loans become due, whether by virtue of demand, acceleration or otherwise. This Note may be voluntarily prepaid in whole or in part at any time, without premium or penalty; provided, however that each prepayment of principal shall be in an amount equal to no less than $1,000.00 (or, if less, the then-outstanding balance of this Note).

If any payment due from a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

An "Event of Default" as described in the Loan Agreement with respect to a Borrower shall constitute an Event of Default hereunder. Upon the occurrence of such an Event of Default, the Bank shall have all rights and remedies provided herein, in the Loan Agreement and otherwise available at law or in equity with respect to such Borrower. At the option of the Bank, upon the occurrence and during the continuance of any Event of Default with respect to a Borrowing Fund, this Note shall bear interest applicable to such Borrowing Fund (computed and adjusted in the same manner, and with the same effect, as interest prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate.

All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, Ohio 45202, M.L. CN-OH- W6TC, or at such other place as may be designated by the holder hereof to the Borrower in writing. Each Borrower and its applicable Trust authorize the Bank to charge any account, in the name of such Borrower, or charge or increase any loan balance of such Borrower at the Bank for the amount of any interest or principal payments due to the Bank hereunder. The Bank is further authorized by each Borrower and its applicable Trust to enter from time to time the balance of this Note and all payments thereon on the reverse of this Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note, absent manifest error.

The Borrowers’ and the Trust’s obligations under this Note are subject to the limitations set forth in Section 8(k) of the Loan Agreement, which provisions are incorporated by reference as if set forth in full herein. If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control. Terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.

Without limitation on the ability of the Bank to exercise all of its rights as to the Collateral provided by the Borrower or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, each Borrower and its Trust and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the United States District Court for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrowers, the Trust and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrowers, the Trust and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to this Note. The interest rate and all other terms of this Note negotiated with the Borrowers are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

Presentment for payment, notice of dishonor, protest, demand, notice of protest and all other notices are hereby waived.

THE TRUST:

CITY NATIONAL ROCHDALE FUNDS, not individually but solely on behalf of its Funds listed on Schedule A to this Note, separately and not jointly

By:	/s/ Anthony Sozio
Anthony Sozio
Vice President

Schedule A

To Amended and Restated Promissory Note

Fund Name	TIN Number
City National Rochdale Government Bond Fund	23-3024506
City National Rochdale Corporate Bond Fund	23-3024502
City National Rochdale California Tax Exempt Bond Fund	23-3024507
City National Rochdale Municipal High Income Fund	46-4072811
City National Rochdale Intermediate Fixed Income Fund	13-4097327
City National Rochdale Fixed Income Opportunities Fund	26-4738448
City National Rochdale Dividend & Income Fund	13-4053250
City National Rochdale U.S. Core Equity Fund	46-1400689
City National Rochdale Short Term Emerging Markets Debt Fund	83-2467907